Exhibit 99.1

Transforming Historic Warwick Valley Telephone

(Warwick, NY, April 13, 2007) For more than 100 years, customers of WVT Communications have enjoyed reliable phone service and the responsiveness you expect from a small-town company serving its neighbors. Formerly known as Warwick Valley Telephone Company (Nasdaq: WWVY), its historic building at 47 Main Street is a timeless symbol of that heritage.

Today telecommunications is one of the world’s most rapidly changing industries, with a dizzying flow of new services, new marketing packages, new technology, new competition, mergers and startups. How does an historic company navigate this brave new world?

WVT’s course is to transform itself within its historic building and its heritage of great customer service. The company’s story is a lesson in American competitiveness.

WVT was one of the first rural telephone companies to install digital switching, to offer internet access as an Internet Service Provider (ISP), and to offer video service as an alternative to large, distant cable TV companies. The large inheritors of the Bell system are just now catching up.

“WVT has always been an innovator, with the local touch. It’s the only way—if you stand still, you fall behind in this industry,” said Chris Vecchiarelli, Director of Marketing.

Last year the company installed the first Voice over Internet Protocol (VoIP) switching platform in the Hudson Valley. It also put in a new computer system to support new services and enable compliance with new financial reporting rules (Sarbanes-Oxley). Using state-of-the-art fiber optic transmission, WVT expanded its market to reach important new customers in Northern New Jersey as well.

“This year we are replacing our E-mail servers with new technology and launching VoIP services together with high volume broadband transport for business customers,” said Ginny Quackenbush, Product Manager for Business Solutions.

Faced with cable competition, WVT is responding with new prices, faster broadband access, and a major capital program to extend video service to all its local customers. Using new technology, the video program will include High Definition TV for all Warwick subscribers by the end of the year.

What’s next? Jean Beattie, Product Manager-Consumer Market, says “You can expect the transformation to continue with cell phone offers tailored to customer needs, Video on Demand, and expansion to other markets later this year and in 2008.”

WVT is blending new marketing and technical skills into its management team, while working daily to maintain its unmatched personalized customer relations. “With new people, new technology and new offers, our traditional values and super service make a perfect combination,” said Joyce Stoeberl, Director of Customer Service.

The old building still looks the same, but the company inside is changing every day. WVT is a great example of the genius of American competitiveness: saving the best while flexibly adapting to a changing marketplace.